Lithia Announces Acquisition of Buick GMC Cadillac and Volkswagen Stores

MEDFORD, OR -- (Marketwired - March 07, 2014) - Lithia Motors, Inc. (NYSE: LAD) announced that we acquired Honolulu Buick GMC Cadillac and Honolulu Volkswagen in Honolulu, Hawaii. The stores will add $75 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "This marks our second acquisition in Hawaii in the last 60 days, bringing the total number of stores in the state to three. Clustering store locations is important to leverage economies of scale. We seek exclusive franchises in the markets we serve and believe operating the only Cadillac store and one of two Buick GMC and Volkswagen stores on the island of Oahu compliments this strategy."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 98 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748